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                                                                    EXHIBIT 99.1

NEWS                                                        GOLDEN STATE BANCORP

FOR INFORMATION CONTACT:       Ken Preston   (818) 409-4550
                               Jeff Misakian (818) 500-2824

FOR IMMEDIATE RELEASE

                GOLDEN STATE BANCORP TO ACQUIRE REDFED BANCORP
            --Acquisition to be immediately accretive to earnings--
      --Glendale Federal to have significant presence in Inland Empire--

   GLENDALE, CA, December 1, 1997 - Golden State Bancorp Inc. (NYSE:GSB), parent company of Glendale Federal Bank, and RedFed Bancorp Inc. (NASDAQ:REDF), parent company of Redlands Federal Bank, today announced the signing of a definitive agreement for Golden State to acquire RedFed. The acquisition is expected to be immediately accretive to Golden State's earnings, while also expanding its franchise in the Inland Empire.

   Golden State will issue $20.75 of its common stock for each RedFed common share, representing a total transaction value of approximately $158 million, or
1.96 times RedFed's book value at September 30, 1997. The transaction will be a tax-free exchange with the exact number of shares to be distributed to RedFed stockholders to be determined based on Golden State's average closing stock price for the ten trading days prior to the second business day before the close of the transaction. The agreement is subject to regulatory and RedFed stockholder approval.

   The transaction will be accounted for as a purchase. Golden State Bancorp will purchase its common shares in the open market in an amount equal to the amount that will be issued in the transaction. The acquisition is expected to close in the second calendar quarter of 1998. At that time, Redlands Federal Bank will be merged into Glendale Federal Bank.

   Stephen J. Trafton, chairman and chief executive officer of Golden State Bancorp, stated: "The acquisition of RedFed enhances stockholder value in several ways. It expands Glendale Federal's franchise in the Inland Empire region of Southern California where we are currently under-represented and will increase our deposit base by 7.7 percent, with estimated cost savings of 40 percent of RedFed's operating expense base. It will also be immediately accretive to reported and cash earnings by approximately 1.8 percent and 4.8 precent, respectively, for the fiscal year ended June 30, 1999. In addition, the transaction will be significantly accretive to our operating and cash returns on equity, while also accelerating the achievement of our financial objectives. We estimate that our operating return on average equity will increase by more than

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50 basis points, on a pro forma basis and including the impact of our pending acquisition of CENFED Financial Corp., while cash return on equity is estimated to increase by 200 basis points. The transaction also results in modest improvements in Glendale Federal's efficiency ratio, the ratio of fee income to expenses and the interest rate spread."
     Trafton explained that Redlands Federal is an ideal strategic fit for Glendale Federal in that it has pursued a similar community banking strategy. For example, Redlands Federal has 12 percent of its deposits in checking accounts and 36 percent in total transaction accounts, including checking, money market and savings accounts. These low-cost deposits have helped Redlands Federal increase its net interest margin to 3.30 percent, well above the average of California's larger savings and loans.
     On a pro forma basis as of September 30, 1997, including the impact of both the CENFED Financial Corp. acquisition scheduled to close in early 1998 and RedFed, Golden State Bancorp would have consolidated assets of $19.6 billion, total deposits of $11.7 billion and 211 banking offices. Redlands Federal Bank has 14 offices in Riverside and San Bernardino counties.
     "Redlands Federal offers Glendale Federal an important opportunity to significantly expand its presence in the growing Inland Empire and make it one of the top five banks serving that area. Because Redlands Federal's offices represent new markets, Glendale Federal does not anticipate closing any Redlands Federal offices," Trafton said. "This is an area of Southern California that is very conducive to business and consumer product growth. We will be able to leverage our growing business and consumer banking lines in the Inland Empire by offering a wider range of products to Redlands Federal Bank customers. In addition, Redlands Federal customers will benefit from our larger and rapidly growing proprietary ATM network."
     "We are pleased with the proposed merger with Glendale Federal," said Anne Bacon, president and chief executive officer of RedFed. "It provides an excellent return to our stockholders. In addition, by joining RedFed's strong presence in the Inland Empire to Glendale Federal's statewide presence, we can provide our customers with a much larger range of products and services than we could if we were to remain independent."
     Trafton noted Glendale Federal will continue to operate in all markets served by Redlands Federal. "Through our acquisitions, we have been able to enhance the array of products and services provided to all areas served and to determine ways to expand those services," Trafton said. "This includes ensuring that banking services continue to be provided in the low- and moderate-


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income and minority communities served by Redlands Federal. Our ultimate goal is to have a stronger presence in the area than before the two banks combined."
     Given the importance of the Inland Empire as an emerging growth area for California, Trafton said Glendale Federal will also look to open offices in new locations there in the future.
     In October 1997, Golden State announced plans to distribute Litigation Tracking Warrants(TM) (LTW(TM)) to its security holders representing the right to receive, upon exercise of the LTW(TM)s, Golden State common stock equal in value to 85 percent of the net after-tax proceeds, if any, from Glendale Federal's pending goodwill lawsuit against the United States Government. On November 20, 1997, Golden State proposed a $1.5 billion settlement of the goodwill litigation. Regardless of the closing date of the RedFed transaction, the transaction is not expected to have a material impact on the number of LTW(TM)s distributed, given Golden State Bancorp's intention to purchase an equivalent number of shares to be issued to RedFed stockholders.
     Golden State Bancorp, with $16.4 billion in assets, is the parent company of Glendale Federal Bank - California's leading community bank, serving the business and consumer banking needs of Californians through 179 banking offices and 26 loan offices. Customers can reach the bank by calling 1-800-41FEDUP, or get information through its Internet site at HTTP://WWW.GLENFED.COM.



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This news release contains estimates of future financial condition, and certain future earnings results, for Golden State Bancorp Inc. and RedFed Bancorp Inc. on a pro forma combined basis, as well as statements regarding the expected structure and impact of the proposed Merger. These estimates and statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) revenues following the Merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of Golden State and RedFed are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic and credit conditions, either nationally or in the region in which the combined company will be doing business, are less favorable than expected; (7) legislative or regulatory changes adversely affect the business in which the combined company would be engaged; and (8) the outcome of Glendale Federal's "goodwill" litigation against the United States.